EXHIBIT 99.1

(Nasdaq: BREL)

AT THE COMPANY John L. Coker Vice President, Finance and Administration and Chief Financial Officer (301) 762-5260	AT FRB\WEBER SHANDWICK Marilynn Meek — General Info (212) 445-8451 Julia Tu — Analyst (212) 445-8456

FOR IMMEDIATE RELEASE:
August 12, 2003

BIORELIANCE AND Q-ONE BIOTECH SIGN DEFINITIVE AGREEMENTS

BioReliance Agrees to Acquire Q-One Biotech in Cash Transaction

ROCKVILLE, MD; August 12, 2003 – BioReliance Corporation (Nasdaq: BREL) and privately held Q-One Biotech Group Ltd. today announced the execution of definitive agreements relating to the acquisition by BioReliance of Q-One Biotech, a Glasgow, Scotland based provider of biopharmaceutical testing and manufacturing services. The combination is expected to allow for enhanced service offerings, expanded facility capacity and the more rapid realization of operating strategies by BioReliance.

Under the terms of the definitive agreements, BioReliance agreed to purchase all of the outstanding capital stock of Q-One Biotech for an aggregate purchase price of approximately £42 million in cash, subject to adjustments. BioReliance expects to fund the purchase price, excluding transaction costs, with approximately $48 million of borrowings under a new senior secured credit facility and approximately $20 million of existing cash resources. BioReliance entered into a credit agreement with Bank of America at the time of entering into the definitive agreements with Q-One Biotech.

The transaction is subject to regulatory approval, the closing of BioReliance’s credit facility and other customary closing conditions. It is expected to close immediately upon regulatory approval, anticipated late in the third quarter of 2003.

For the fiscal year ended March 31, 2002, Q-One Biotech reported revenue of approximately £14.8 million and gross income of approximately £6.0 million, representing a gross margin of 41%. For the fiscal year ended March 31, 2001, the company reported revenue of approximately £12.7 million and gross income of approximately £5.2 million, also representing a gross margin of 41%. More recent financial results have not yet been reported publicly by Q-One Biotech and net income is not reported.

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BioReliance Corporation

Capers McDonald, President and CEO, BioReliance, said, “We are delighted to announce definitive agreements with Q-One Biotech and its shareholders. Q-One is an outstanding service provider in our industry and will fit well operationally and strategically with our growing U.K. and U.S. operations. Quality, science and services that can be relied upon by our clients worldwide are key parts of a vision we share with Q-One. We look forward to combining our high-performing service programs. We expect this combination to increase BioReliance’s earnings from the beginning and to become more significantly accretive during 2004 and beyond.”

Dr. David Onions, a co-founder and Director, Q-One Biotech, said, “We are delighted that we have agreed the terms for a merger of BioReliance and Q-One Biotech. This will create a global company with the technical and quality leadership to serve one of the fastest growing sectors of the world economy and will reinforce Scotland’s position as one of the leading centres in Europe for the development of biotechnology.”

BioReliance is being advised on financial aspects of the transaction by Banc of America Securities. Q-One Biotech is being advised by PricewaterhouseCoopers Corporate Finance.

About BioReliance

BioReliance Corporation is a leading contract service organization providing testing, development and manufacturing services for biologics and other biomedical products to biotechnology and pharmaceutical companies worldwide. The Company believes that it is the largest provider of outsourcing services focused on the expanding biologics sector of the pharmaceutical industry.

To receive BioReliance’s latest news and review other corporate developments, please visit the Company’s web site at http://www.bioreliance.com.

About Q-One Biotech

Q-One Biotech provides specialist safety testing and process validation services and contract manufacturing to the biopharmaceutical industry. Their services include fully accredited safety testing of biopharmaceuticals, human blood products, vaccines, transgenics and gene therapy products. Q-One Biotech has devised over 500 study protocols to test cell lines, biological material and final products to fulfill regulatory requirements. They also perform process validation studies for removal/inactivation of viral, DNA, mycoplasma and scrapie/BSE contaminants. Q-One Biotech’s primary facilities are located in Glasgow, Scotland, UK and Worcester, MA, USA and operate to very high standards of service, including quality systems, study protocols and technical and regulatory support.

BioReliance Corporation

Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words “believe,” “anticipate,” “confident,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or similar words or phrases. Comments such as those with respect to (1) the likelihood that the acquisition by BioReliance of Q-One Biotech will close, (2) the amount and timing of synergies that may be achieved in connection with the acquisition, (3) BioReliance’s ability to effectively and efficiently integrate the operations of Q-One Biotech, and (4) the effect of the transaction on BioReliance’s earnings and earnings per share constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ include the possibility that the acquisition will not close, the failure of BioReliance to retain key employees, the failure of BioReliance to effectively manage the cost of integrating the operations of Q-One Biotech, general economic conditions, and the size and growth of the overall markets for biopharmaceuticals, including the amounts spent on research and development by biotechnology and pharmaceutical companies. In addition, risks and uncertainties are detailed from time to time in reports filed by BioReliance with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. Given these risks and uncertainties, investors should not place undue reliance on forward-ffdc02\lucasbr\309268.2 looking statements as a prediction of actual results. BioReliance undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.